Exhibit 10.16

RESEARCH AGREEMENT

Amendment No. 1

(Non-Clinical)

This Amendment (“Amendment”) entered into this 25th day of January, 2022 (“Amendment Effective Date”), by and between the University of Miami, (“University”) and Epien Medical (“Company”) amends the agreement between the parties dated August 20, 2021 (“Agreement”) which is incorporated by referenced herein and made part of this Amendment.

Whereas, University and Company entered into the Agreement for the a study entitled: Determination of the Debridement Effects of Revity on Deep Dermal Wounds in a Porcine Model (“Study”).

Whereas, University and Company intend to amend the Agreement as follows:

1. The amount of funding for the conduct of the Study is being increased by $15,541.00. The total amount of funding is hereby amended to a total of $38,902.00.

2. Except as expressly provided in this Amendment, all other terms, conditions and provisions of the Agreement shall apply and remain in full force and effect. All terms used herein shall have the same meaning as ascribed to them in the Agreement. To the extent any term or provision of this Amendment conflicts with any term or provision of the Agreement, the terms and provisions of this Amendment shall prevail.

[Remainder of page left intentionally blank]

IN WITNESS THEREOF, the parties have executed this Amendment by their duly authorized officers or representatives:

UNIVERSITY OF MIAMI:

/s/ D. Stewart MacIntyre III, JD
Authorized University Representative
D. Stewart MacIntyre III, JD
Director, Office of Research Administration
Name and Title

Feb 22, 2022
Date

Read and Understood:

PRINCIPAL INVESTIGATOR

/s/ Stephen C. Davis	2/4/2022
Stephen C. Davis	Date
Research Professor
University of Miami Miller School of Medicine
Department of Dermatology & Cutaneous Surgery

RESEARCH AGREEMENT
(Non-Clinical)

This Agreement ("Agreement") entered into this 20 day of August, 2021 ("Effective Date"), by and between the University of Miami, ("University") and EPIEN MEDICAL ("Company") to conduct a study entitled: "Determination of the Debridement Effects of Revity on Deep Dermal Wounds in a Porcine Model" ("Study") as described in the protocol/scope of work attached hereto as Exhibit A and made a part hereof.

1. Principal Investigator.

The Principal Investigator(s) for University shall be Stephen C. Davis. The Technical Director(s) for Company shall be STEVEN KAVROS.

2. Amount of Funding.

The amount of the funding for the conduct of the Study is $23,3671.00(Exhibit B). Fifty percent (50%) of this amount will be paid by Company to University upon execution of this Agreement. The balance will be due upon receipt of final tabulated data (within 30 days). Upon receipt of data, a final payment will be due and the final report will be issued. Amendments to the original agreement must be paid in full (100%) upon execution.

All payments shall be paid to the
University of Miami (Tax I.D. # 59-0624458)
and sent to:
Office of Research Administration
PO Box 405803
Atlanta, GA 30384-5803

Also mail a copy to: Stephen C. Davis/Dermatology
University of Miami
1600 N.W. 10th Ave. Room 2089
Miami, Florida 33136

It is expected that grant funds will be expended in general accordance with the budget attached. Actual expenditures may vary at the discretion of University. Upon completion of the Study, any unexpended funds will be retained by University.

3. Reporting Requirements (if any).

A study report will be sent to the Company after completion and receipt of the final payment.

4. Term of Agreement.

Performance of this Agreement shall begin upon the Effective Date and shall continue for a period of one (1) year unless earlier terminated pursuant to this Agreement. Either Company or University may terminate this Agreement upon thirty (30) days written notice for any reason.

In the event of such termination, both Company and the University shall take all reasonable steps to cancel further costs in connection with this agreement. Company and University will be entitled to reimbursement for costs and non-cancelable obligations incurred prior to effective day of the termination, except in no event shall such reimbursement exceed the total amount stipulated in Section 2.

5. Confidential Information.

The parties may disclose to each other certain confidential and proprietary information and materials relating to the Study, or other proprietary information of a technical, business or other nature for the purpose of facilitating, supporting and/or conducting the Study. All confidential and proprietary information exchanged by the parties shall constitute "Confidential Information."

Each party agrees that, for a period of five (5) years following the termination or expiration of this Agreement, it shall retain in confidence the Confidential Information of the other party, and will prevent disclosure of such Confidential Information to third parties. Such restriction shall not apply to Confidential Information which:

a) was available to the general public or otherwise part of the public domain prior to or at the time of disclosure to the receiving party;
b) became generally available to the public or otherwise part of the public domain after its disclosure to the receiving party other than through an act or omission of the receiving party;
c) was already properly known to the receiving party at the time of disclosure to the receiving party as evidenced by prior written records of the receiving party;
d) was properly disclosed to the receiving party, other than under an obligation of confidentiality, by a third party who had no obligation of confidentiality to the disclosing party not to disclose such information to others;
e) was published pursuant to Section 6 of this Agreement; or
f) was independently developed by employees of the receiving party without reference to the disclosing party's Confidential Information.

6. Publication Rights.

University shall have publication privileges in reference to the Study. Company agrees that the Principal Investigator for the University shall be permitted to publish in journals, theses, dissertations, or other formats of their own choosing, and to present at symposia and national or regional professional meetings, the methods and results of the Study, subject to the following. At least thirty (30) days in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party, University shall furnish Company copies of the proposed publication, abstract, theses, dissertations or presentation. The purposes for such prior submission are: (i) to provide Company with the opportunity to review and comment on the contents of the proposed publication or presentation; (ii) to identify any Confidential Information to be deleted from the proposed publication or presentation (excluding Study data and results); and (iii) to allow time for

any patentable subject matter to be identified. Company shall provide any comments to University within thirty (30) days of receipt of the proposed publication or presentation. University shall give due consideration to any comments made by Company however, University shall have no obligation to incorporate Company's comments into the publication. University hereby agrees to delete from the proposed publication any Confidential Information which Company requests University to delete but only to the extent such deletion does not preclude the complete and accurate presentation and interpretation of the Study results. Company shall have thirty (30) days after receipt of the proposed publication or presentation to object to the proposed publication or presentation on the grounds that there is patentable subject matter that needs protection. In the event Company makes such objection, the University shall refrain from making such publication or presentation for no longer than sixty (60) days from the date of receipt of such objection (unless extended by written agreement of the Parties) in order for patent application(s) directed to the patentable subject matter contained in the proposed publication or presentation to be filed.

In any publication in connection with the Study, University shall acknowledge the contributions of Company as scientifically appropriate.

University shall furnish all data resulting from this Study to the Company.

7. Intellectual Property.

Ownership of inventions, discoveries, works of authorship and other developments existing as of the Effective Date hereof, and all patents, copyrights, Confidential Information, trade secret rights and other intellectual property rights therein (collectively, "Pre-existing Intellectual Property"), is not affected by this Agreement, and neither party shall have any claims to or rights in any Pre-existing Intellectual Property of the other party, except as may be otherwise expressly provided in any other written agreement between them.

Title to any inventions or discoveries conceived or reduced to practice by University employees alone or jointly with others that are directly related to or directly arise out of materials provided by the Company for the conduct of the Study shall be owned by Company ("Company Inventions"). Title to other inventions or discoveries conceived or reduced to practice by University that are related to or arise out of the Study or any improvements made by University upon materials provided by Company for the conduct of the Study shall be owned jointly by both Company and the University ("Joint Inventions"). Title to any other inventions or discoveries conceived or reduced to practice by University pursuant to conducting the Study shall belong to University ("University Inventions). University shall retain, at all times, a non-exclusive worldwide royalty free license to use Company Inventions and Company's interest in Joint Inventions to perform the Study, for its internal educational, non-commercial research, and patient care purposes, and to comply with any applicable laws and regulations.

8. Indemnification.

Each party shall be solely responsible for the payment of any and all claims for loss, personal injury, death, property damage, or otherwise arising out of any act or omission of its

employees or agents in connection with the performance of its obligations under this Agreement. Each party agrees to indemnify and hold the other party harmless from any and all claims, loss, damages, costs, expenses, actions, lawsuits and judgments thereon including attorneys' and experts' fees and costs through the appellate levels (the "Indemnifying Party") made against or incurred by the other party (the "Indemnified Party") arising out of or relating to any act or omission of the Indemnifying Party, its agents and employees.

The provisions of this paragraph and paragraph 8 shall continue after the termination of this Agreement.

9. Insurance.

Company agrees to carry and keep in force, at its expense, general liability insurance with limits not less than $1,000,000 per occurrence and $3,000,000 aggregate to cover liability for damages on account of bodily or personal injury or death to any person, or damage to property. Prior to human subject testing, Company shall also obtain and maintain product liability insurance with limits not less than $5,000,000.

Prior to execution of this Agreement, Company shall provide a certificate of insurance or a self-insurance letter (if Company is self-insured) stating the limits of coverage.

10. University Employees

Unless otherwise approved in writing by University, only University employees shall participate in any professional and technical activities of this Study. Company agrees to release, hold harmless and indemnify University from and against any and all losses, claims, or damages, including bodily injury or death or property damage, and including attorney fees through the appellate level, suffered by Company, and its agents and employees while on University premises, or arising out of or relating to any act or omission of Company, its agents and employees, provided that such loss, claim or damage does not arise out of negligence of University.

11. Use of Name.

Company agrees that it will not under any circumstances use the name of University or any faculty or employee in advertising, press release, publicity, or other public announcement, written or verbal, whether to the public press or otherwise, without the express written permission of University Assistant Vice President for Business Services, Humberto Speziani. University shall acknowledge Company's support of the research program under this Agreement in scientific publications and other scientific communications.

12. Materials.

All equipment and materials acquired for use in connection with the Study will be the property of University at the termination of the Agreement. Except as may be otherwise provided in this Agreement, title to any equipment provided by Company to University shall pass to University at the

time of delivery thereof to University. Any assays, sequences, clones, mutants, or technologies not directly related to the Company's technology, developed or discovered by the investigators shall be the property of the investigators in accordance with University of Miami policies.

13. WARRANTIES.

UNIVERSITY MAKES NO WARRANTIES, EXPRESS OR IMPLIED AND HEREBY DISCLAIMS ALL SUCH WARRANTIES, AS TO ANY MATTER WHATSOEVER INCLUDING, WITHOUT LIMITATION, THE CONDITION OF THE RESEARCH OR ANY INVENTION(S) OR PRODUCT(S), WHETHER TANGIBLE OR INTANGIBLE, CONCEIVED, DISCOVERED, OR DEVELOPED UNDER THIS AGREEMENT; OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY SUCH INVENTION OR PRODUCT. UNIVERSITY SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL, OR OTHER DAMAGES SUFFERED BY ANY LICENSEE OR ANY THIRD PARTIES RESULTING FROM THE USE OF THE RESEARCH OR ANY SUCH INVENTION OR PRODUCT.

The provisions of this paragraph shall continue beyond the termination of this Agreement.

14. Federal Regulations.

No human subject testing shall be conducted under this Agreement. Any studies involving the use of vertebrate animals shall comply with all state and federal statutes, rules and regulations governing animal care and use. Any studies involving isotopes must comply with any and all applicable state and federal rules, regulations and statutes. Recombinant DNA research shall be performed in accordance with regulations promulgated as Guidelines for Research Involving Recombinant DNA Molecules, U.S. Department of Health and Human Services, Public Health Service, National Institutes of Health.

15. Conflicts.

In the event there is a conflict with the terms of this Agreement, the protocol/scope of work or any other documents pertaining to this Study, the terms of this Agreement shall govern.

16. Governing Law.

This Agreement shall be governed by the laws of the State of Florida.

17. Notices.

All notices which either party is required to give to the other in conjunction with this Agreement shall be in writing, and shall be given by certified mail, return receipt requested, or by delivering the same personally, or by courier or Federal Express (or comparable overnight courier) to such other party, or by facsimile (with confirmation by any other method accepted herein). Any notice given by certified mail shall be deemed to have been received three (3) days following the

date of mailing. If hand delivered or delivered by same day or overnight courier or by facsimile, such notice shall be deemed to have been received on the date of delivery to the party being noticed. All notices shall be sent to the addresses specified below:

University of Miami Attn: Exec. Director, Office of Research Administration 1320 S. Dixie Highway, Gables One Tower, #650 Coral Gables, FL 33146-1320 Email: CRIS@med.miami.edu	Steven J. Kavros, DPM, MAPWCA, FACCWS Chief Medical Officer Vice President – Regenerative Medicine EPIEN Medical, Inc. skavros@epien.com Mobile: 507.398.4992 Direct: 651.243.7885
cc: Stephen Davis /Dermatology University of Miami 1600 N.W. 10th Ave. Room 2089 Miami, Florida 33136	

18. Entire Agreement.

There are no oral agreements with respect to the subject matter of this Agreement which are not fully expressed herein. No representations, understanding, or agreements have been made or relied upon in the making of this Agreement other than those specifically set forth herein. This Agreement can only be modified by a writing signed by duly authorized representatives of both parties.

[Remainder of page left intentionally blank]

IN WITNESS THEREOF, the parties have executed this agreement by their duly authorized officers on the date first herein set out:

UNIVERSITY OF MIAMI:

Digitally signed by D. Stewart MacIntyre III, JD
Date: 2021.09.14 13:14:04 -04'00'

Authorized Organizational Representative

D. Stewart MacIntyre III, JD
Director, Office of Research Administration

Name and Title

9/14/2021

Date

COMPANY:

Authorized Company Representative

Steven J Kawros DO Chief Medical Officer

Name and Title

8/20/2021

Date

Read and Understood:

PRINCIPAL INVESTIGATOR

Stephen Davis

8/20/2021

Date

University of Miami Miller School of Medicine
Department of Dermatology & Cutaneous Surgery

Exhibit A

MILLER
SCHOOL OF MEDICINE
UNIVERSITY OF MIAMI

Department of Dermatology and Cutaneous Surgery
Wound Healing Research Laboratory

Pilot Study Protocol

Determination of the Debridement Effects of Revity on Deep Dermal Wounds in a Porcine Model

August 4, 2021

INVESTIGATORS AND TESTING FACILITY

Stephen C. Davis
Research Professor

Jie Li, MD, PhD
Associate Professor

Joel Gil
Laboratory Manager

Michael Solis
Research Associate

Alex Higa
Research Associate

University of Miami
Miller School of Medicine
Department of Dermatology
& Cutaneous Surgery
P.O. Box 016250 (R-250)
Miami, Florida 33101

SPONSOR

EPIEN Medical, Inc.
4225 White Bear Parkway, Suite 600
St. Paul, MN 55110-3389

SPONSOR RESPRESENTATIVE

Steven J. Kavros
DPM, MAPWCA, FACCWS
Vice President – Regenerative Medicine

INSTITUTIONAL POLICIES AND REGULATIONS

The following experiment will be submitted for approval by University of Miami's Animal Use Committee. This study will be conducted in compliance of the University of Miami's Department of Dermatology & Cutaneous Surgery's Standard Operating Procedures (SOPs). Animal will be monitored daily for any observable signs of pain or discomfort. In order to help minimize possible discomfort, two analgesics (buprenorphine and fentanyl transdermal will be used.

OBJECTIVE

The objective of this study is to evaluate Revity using a deep dermal wound model.

Study Endpoints

The primary endpoint of the study to assess the capability of the treatments to remove slough on deep dermal wounds. We will quantify the amount of slough removed using Image J and determine the amount of Methicillin Resistant *Staphylococcus aureus* (USA300) removed from the wound bed. The secondary endpoint of this study is to determine the potential treatment response of the treatments on the healing.

MATERIALS AND METHODS

Experimental Animals

A porcine model will be used for our experimental research due to the morphological similarities between swine skin and human skin. [1] One (1) animal will be used for this study. The young specific pathogen free (SPF: Looper Farms, North Carolina) pigs weighing 35-45 kg will be kept in house for at least 5 days prior to initiating the experiment. The animal will be fed a basal diet *ad libitum* and will be housed individually in our animal facilities (meeting American Association for Accreditation of Laboratory Animal Care [AAALAC] accredited) with controlled temperature (19-21ºC) and lighting (12h/12h LD).

Wounding Technique

The back of the experimental animal will be clipped with standard animal clippers on the day of the experiment. The skin on both sides of the animal will be prepared for wounding by washing with a non-antibiotic soap (Neutrogena Soap Bar; Johnson and Johnson, Los Angeles, CA) and sterile water. Each animal will be anesthetized and given analgesics till the end of the study.

Thirty (30) deep reticular dermal wounds measuring (22 mm x 22 mm x 3 mm deep) will be made in the paravertebral and thoracic area with a specialized electrokeratome fitted with a 22 mm blade (see Appendix 1 for timeline). The wounds will be separated from one another by 5-7 cm of unwounded skin. All wounds will be inoculated within 20 minutes after wounding (see Wound Inoculation below). On day 0 (after 72 hours biofilm formation), three (3) wounds will be recovered as described below for baseline counts. The other twenty-seven (27) wounds will be randomly divided into three (3) treatment groups with nine wounds according to the experimental design below (Figure 1).

Figure 1: Experimental Design



Number of Animals
1
Treatments Groups
A. Revity
B. Saline Irrigation
C. Untreated Control
Baseline*
A
B
C
Assessment Times
(Days After Treatment Application)
Day 4
Day 8
Day 11
*Baseline wounds will be recovered at 72 hours after inoculation and prior to treatment.

Wound Inoculation

A pathogenic strain of Methicillin Resistant *Staphylococcus aureus* (USA300) will be used in this study. All bacterial inoculum suspensions will be made by swabbing a 3-cm diameter area of the overnight growth from a culture plate into 4.5 ml of sterile water. This will result in a suspension consisting of approximately 10^{10} colony forming units/mL (CFU/mL). One ml of this suspension will be diluted into 35 ml of Tryptic Soy Broth (TSB), making the inoculum suspension 10^6 CFU/ml. A sample of this suspension will further be diluted and plated onto culture media to enumerate viable CFU/ml of organism prior to the experiment. The inoculum suspension will be used directly to inoculate each wound by pipetting a 25 µl aliquot into the center of each wound site with 20 minutes of wounds. The inoculum will be scrubbed into the wound site with a sterile spatula for 30 seconds. All wounds will be covered with a polyurethane film dressing (Tegaderm Transparent Dressing; 3M Health Care, St. Paul, MN USA) for 72 hours to allow for slough and biofilm formation.[2] Dressings will be secured with surgical tape and wrapped with Coban elastic wrap (3M, St. Paul MN).

Treatment Regimen

After 72 hours after wounding and infection (Day 0 of treatment) the polyurethane dressings will be removed, and 3 wounds will be recovered as a baseline. The remaining wounds will be treated with one of the following treatments groups: A) Revity, B) Saline, or C) Untreated control. All treatments will be applied only once and covered with a polyurethane fil dressing (Tegaderm, 3M, St. Paul MN: Figure 1 above). All treatments will be allowed to remain on the wound sight for 30 seconds. The treatments will then be rinsed with a 10ml syringe with sterile saline. After rinsing, the wounds will be gently wipe with moistened sterile PBS gauze as performed clinically. The amount of slough remaining will be assessed (see below methods in assessment section). After treatment application, wounds will be covered individually with a polyurethane film dressing (Tegaderm). All dressings will be secured in place with tape and covered with Coban wrap (3M, St. Paul MN).

Clinical Observations

Figure 2 shows a typical 72-hour biofilm in the deep dermal model. The amount of slough remaining on the wounds will be assessed using the score below.

Figure 2: Slough



Slough – degree of moist devitalized tissue*
Erythema (redness) – indicative of the amount of inflammation present*

* Score: 1 = absent, 2 = mild, 3 = moderate, 4 = marked, 5 = exuberant

Digital Photography & Measurement of the Eschar Removal (the below photos were taken from a burn debridement protocol)

Photographs will also be taken before and after treatment by using two rulers that will be placed tangential to the wounds the photographs. This will allow each photo to be sized to scale. The wound area that includes slough and coagulum (if measurable) will be traced by digital imaging with ImageJ (Figure 3).

In addition, the areas that clinically appear to show removal of slough/coagulum will also be digital traced to determine potential debridement effects of the treatments (see Figure 3).


A
B
C
Length
Width

Figure 3: Scaling of Photograph (**A**) and measurement of slough removal [before (**B**) and after (**C**)]

Microbiology Assessment

On day 0 (72 hours after wound inoculation) three wounds will be biopsied (6mm punch biopsy – see figure 4 ➔) to obtain baseline counts prior to treatment). An incisional biopsy will also be taken.



Incisional Biopsy for Histology
6mm Punch Biopsy for Microbiology
4mm Punch Biopsy for Molecular Analysis

Figure 4: Biopsies

On days 4, 8 and 11 (after treatment application and clinical observation) three wounds will also be biopsied for microbiology. The microbiology biopsies (6mm) will be weighed and immediately placed in 1 ml of All Purpose Neutralizing Solution. The sample will be combined with an additional 4 ml of Neutralizing Solution and homogenized in a sterile homogenization tube. Serial dilutions (Figure 5 photo **a**) will be made from all culture samples and the extent of microbiological contamination assessed using the Spiral Plater System (Spiral Biotech, Norwood, MA – photo **b**). This system deposits a 50µl aliquot of the scrub bacterial suspension over the surface of a rotating agar plate. Oxacillin Resistance Screening Agar (ORSAB) will be used to isolate MRSA USA300 (photo **c**). All plates will be incubated aerobically overnight (24 hours) at 37°C, after which the number of viable colonies will be counted. This method has been used for over 34 years to evaluate the antimicrobial efficacy of various topical agents and/or dressings. [3,4,5,6,7,8,9,10]



(a)
(b)
(c)

Figure 5:
(a) Serial dilutions
(b) Spiral Plater
(c) Selective media

Histological Assessment

Three wounds will be biopsied on days 4, 8 and 11 post treatment. The wedge biopsy will be obtained through the center of the wounds including normal adjacent skin on both sides (Figure 4 above). These specimens will be placed in formalin then stained with hematoxylin and eosin (H&E). One section per block will be analyzed. The specimens will be evaluated blinded via light microscopy and examined for the following elements of to determine a potential treatment response.[11]

1. Percent of wound epithelialized (%). Measurement of the length of the wound surface that has been covered with epithelium.

2. Epithelial thickness (cell layers μm). The epithelial thickness may vary from area to area within the biopsy. The thickness of the epithelium in μm will be measured on five equal distance points from each other in the biopsy and averaged.

3. White cell infiltrate. Measured by the presence and amount of subepithelial mixed leukocytic infiltrates. Mean Score: 1 = absent, 2 = mild, 3 = moderate, 4 = marked, 5 = exuberant.

4. Granulation Tissue Formation. The approximate amount of new granulation tissue formation (dermis) will be graded as follows: 0 = 0, 0.5 = 1-10%, 1 = 11-30%, 2 = 31-50%, 3 = 51-70%, 4 = 71-90%, 5= 91-100%

5. New Blood Vessel Formation: Presence of new blood vessels (non-quantitative). Mean Score: 1 = absent, 2 = mild, 3 = moderate, 4 = marked, 5 = exuberant.

Molecular Assessment (real-time RT-PCR) Optional

Biopsies (4mm) will be taken from baseline wounds and each treatment group on day 4, 8 and 11 post treatment (See Figure 4 above). These specimens will be placed in RNA-later for molecular analysis (depending on results and addendum budget). Samples will be assessed for various genes that are biomarkers for wound healing and inflammation (e.g. IL-1α, IL-6 and TNFα).

DATA ANALYSIS & REPORT TO SPONSOR

Data will be combined, and a report will be sent to the sponsor, which will include interpretation of the data.

REFERENCES

[1] Sullivan TP, Eaglstein WH, Davis SC, and Mertz PM. The pig as a model for human wound healing. Wound Repair and Regeneration 9, 2, 2001, 66-76

[2] Davis SC, Ricotti C, Cazzaniga AL, Welch E, and Mertz PM. Microscopic and Physiological Evidencefor Biofilm-Associated Wound Colonization in-vivo *Wound Rep Reg* 2008 (16); 23–29

[3] Mertz PM, Alvarez OM, Smerbeck RV, Eaglstein WH: A new *in vivo* model for the evaluation of topical antiseptics on superficial wounds: The effect of 70% alcohol and povidone-iodine solution. *Arch. Dermatol.* 120:58-62, January 1984.

[4] Mertz PM, Marshall DA, Kuglar MA: Povidone iodine in polyethylene oxide hydrogel dressing. Effect on multiplication of *Staphylococcus aureus* in partial-thickness wounds. *Arch. Dermatol.* 112:1133-8, October 1986.

[5]Oliveria MF, Davis SC and Mertz PM: Can occlusive dressing composition influence proliferation of bacterial wound pathogens? *Wounds* 10(1):4-11,1998.

[6] Mertz PM, Oliverira-Gandia MF and Davis SC: The evaluation of a cadexomer iodine wound dressing on methicllin resistant staphylococcus aureus (MRSA) in acute wounds *Derm Surg 1999;25:89-93*

[7] Mertz, PM., Davis, SC, Cazzaniga, A., Drosou, A., Eaglstein, W. Barrier and Antibacterial Properties of 2-Octyl Cyanoacrylate Derived Wound Treatment Films *Journal of Cutaneous Medicine and Surgery 2003;7,1, 1-12.*

[8] Davis SC, Cazzaniga AL, Eaglstein WH, and Mertz PM. Over-The-Counter Antimicrobial Bandages and Proliferation of a Common Wound Pathogen. *Arch Dermatol Res.* 2005 Nov;297(5):190-5.

[9] Davis SC, Ricotti C, Cazzaniga AL, Welch E, and Mertz PM. Microscopic and Physiological Evidence for Biofilm-Associated Wound Colonization *In-vivo Wound Repair and Regen*: 2008, 16(1):23-9.

[10] Davis SC, Gil J, Solis M, Higa A, Mills A, Simms C, Valencia-Pena P, Li J, Raut V Antimicrobial Effectiveness of Wound Matrices containing Native Extra Cellular Matrix (ECM) with Polyhexamethylene Biguanide (PHMB), Int Wound J. 2021;1–14. DOI: 10.1111/iwj.13600

[11] Davis SC, Li J, Gil J, Valdes J, Solis M, Higa A, Bowler P. The Wound Healing Effects of a Next-Generation Anti-Biofilm Silver Hydrofiber® Wound Dressing on Deep Partial Thickness Wounds using a Porcine Model Int Wound J. 2018 Jun 11. doi: 10.1111/iwj.12935.

Exhibit B

MILLER
SCHOOL OF MEDICINE
UNIVERSITY OF MIAMI

Dr. Phillip Frost Department of Dermatology and Cutaneous Surgery
Wound Healing Research Laboratory

Determination of the Debridement Effects of Hypbenx on Deep Dermal Wounds in a Porcine Model

Epien Medical

<u>PERSONNEL</u>

Stephen C. Davis, Research Professor
Joel Gil, Laboratory Manager
Michael Solis, Research Associate
Alex Higa, Research Associate
Jie Li, Associate Professor

Fringe Benefits
(Employee's benefits
i.e. health insurance, social security, etc.)

<u>SUPPLIES</u>

Animals (1), shipping, per diem, & lab services, Biopsy processing
Histological Analysis
Glassware, Instruments, Gloves, Media, Anesthesia, etc.

SUBTOTAL COST	**17,177.00**
INDIRECT COSTS (36%) (University of Miami's overhead)	**6,184.00**
TOTAL BUDGET	**$ 23,361.00**

August 2, 2021

RESEARCH AGREEMENT
Amendment No. 2
(Non-Clinical)

This Amendment ("Amendment") entered into this 22th day of February, 2022 ("Amendment Effective Date"), by and between the University of Miami, ("University") and Epien Medical ("Company") amends the agreement between the parties dated August 20, 2021 ("Agreement") which is incorporated by referenced herein and made part of this Amendment.

Whereas, University and Company entered into the Agreement for the a study entitled: Determination of the Debridement Effects of Hypbenx on Deep Dermal Wounds in a Porcine Model Dermal Wounds in a Porcine Model ("Study").

Whereas, University and Company intend to amend the Agreement as follows:

1. The amount of funding for the conduct of the Study is being increased by $67,362.00. The total amount of funding is hereby amended to a total of $106,264.00. The Term of study will one year from the execution date.

2. Except as expressly provided in this Amendment, all other terms, conditions and provisions of the Agreement shall apply and remain in full force and effect. All terms used herein shall have the same meaning as ascribed to them in the Agreement. To the extent any term or provision of this Amendment conflicts with any term or provision of the Agreement, the terms and provisions of this Amendment shall prevail.

[Remainder of page left intentionally blank]

IN WITNESS THEREOF, the parties have executed this Amendment by their duly authorized officers or representatives:

UNIVERSITY OF MIAMI:

Authorized University Representative

Brandon Strickland, Exec. Director, ORA

Name and Title

Mar 16, 2022

Date

COMPANY:

Authorized Company Representative

Name and Title

2/22/2022

Date

Read and Understood:

PRINCIPAL INVESTIGATOR

Stephen C. Davis
Research Professor
University of Miami Miller School of Medicine
Department of Dermatology & Cutaneous Surgery

3/ 2/ 2022

Date